Exhibit 10.2

June 12, 2003

Dendreon Corporation

3005 First Avenue

Seattle, WA 98121

ATTN: Mitchell H. Gold, M.D., Chief Executive Officer

Dear Mitchell:

This letter shall serve to engage Needham & Company as follows:

1. Needham & Company is hereby engaged as placement agent/broker on behalf of Dendreon Corporation ( the “Company”) in connection with the issuance under the Company’s current shelf registration on Form S-3 of up to 2 million shares of the Company’s Common Stock to Mazama Capital Management and Morgan Stanley Investment Management (the “Placement”).

2. In connection with the Placement, the Company agrees to pay to Needham & Company a fee of $5000.

3. The Company agrees to indemnify Needham & Company as set forth in Needham & Company’s standard indemnification provisions attached hereto as Addendum A. The indemnification provisions of Addendum A shall be deemed to include and cover the engagement of Needham & Company as private placement agent/broker and shall include any losses, claims, liabilities, expenses or damages arising out of or based on any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus or any amendment of supplement to the Registration Statement or the Prospectus covering the shares to be issued in connection with the Placement or the omission or alleged omission to state in such document a material fact required to be stated in it or necessary to make the statements in it not misleading in the light of the circumstances in which they were made.

Please confirm that the foregoing is in accordance with our understanding by signing and returning to us the enclosed duplicate of this letter.

Sincerely yours,

NEEDHAM & COMPANY, INC.

By:

Agreed to and accepted as of the date set forth above.

DENDREON CORPORATION

By:
Name:	Mitchell H. Gold
Title:	Chief Executive Officer

Addendum A

This Addendum A is attached to and incorporated by reference into the foregoing letter agreement dated July 12, 2003 (the “Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

The Company agrees to indemnify and hold harmless Needham & Company and its affiliates, the respective directors, officers, employees and agents of Needham & Company and its affiliates, and each other person, if any, controlling Needham & Company or any of its affiliates within the meaning of the federal securities laws (Needham & Company and each such other person or entity are hereinafter referred to as an “Indemnified Person”) from and against any and all losses, claims, damages, expenses (including fees and disbursements of counsel) and liabilities (or actions or proceedings in respect thereof) (collectively “Losses”) caused by, relating to, based upon or arising out of Needham & Company’s engagement under the Agreement, any transaction contemplated by such engagement, any Indemnified Person’s role in connection therewith, rendering the opinion of Needham & Company contemplated by such engagement, or any use thereof or reference thereto (all of the foregoing are collectively hereafter referred to as the “Engagement”); provided, however, such indemnification obligation shall not apply to any such Loss to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the Indemnified Person seeking indemnification. The Company agrees to reimburse each Indemnified Person for all expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing, defending, paying, settling or compromising any claim, action, suit, proceeding or Loss, whether or not in connection with an action in which any Indemnified Person is a named party. The Company also agrees that an Indemnified Person shall not have any liability (whether direct or indirect, in contract or otherwise) to the Company or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly for or in connection with the Engagement, except for any Losses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such Indemnified Person’s gross negligence or willful misconduct. In no event, regardless of the legal theory advanced, shall any Indemnified Person be liable for any consequential, indirect, incidental or special damages of any nature.

If any action, suit, proceeding, or investigation is commenced, as to which such Indemnified Person proposes to demand such indemnification, such Indemnified Person shall notify the Company with reasonable promptness; provided, however that any failure by such Indemnified Person to notify the Company shall not relieve the Company from its obligations hereunder, except as and to the extent the failure of such timely notice materially prejudices the Company. If the Company so elects or at the request of an Indemnified Person, the Company will assume the defense of such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of all fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines in its judgment that representation by common counsel would be inappropriate due to actual or potential differing interests or if the Company fails to assume the defense of the action, suit, proceeding or investigation in a timely manner, then such Indemnified Person may employ separate counsel to represent or defend it in any such action, suit, proceeding or investigation and the Company will pay the fees and disbursements of such counsel; provided, however, that the Company will not be required to pay the fees and disbursements of more than one separate counsel for all Indemnified Persons in any jurisdiction in any single action or proceeding. In any action or proceeding the defense of which the Company assumes, an Indemnified Person will have the right to participate in such litigation and to retain its own counsel at such Indemnified Person’s own expense. The Company shall not be liable for any settlement of any action or proceeding effected without its written consent, but if settled with such consent the Company agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement. The Company shall not settle any claim, action, suit or proceeding related to the Engagement or the Agreement unless the settlement also includes an unconditional release of all Indemnified Persons from all liabilities arising out of such claim, action, suit or proceeding.

If the indemnification sought by an Indemnified Person hereunder is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to be unenforceable, even though the express provisions hereof provide for indemnification in such case, then the Company, shall contribute to the Losses for which such indemnification is held unavailable in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and Needham & Company, on the other hand, in connection with the Engagement reflected in the Agreement, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but the relative fault of the Company on the one hand and Needham & Company on the other hand, in connection with the statements, acts or omissions which resulted in such Losses, as well as any other relevant equitable considerations. The respective relative benefits received by the Company and Needham & Company in connection with any transaction shall be deemed to be in the same proportion as the aggregate fee paid or payable to Needham & Company in connection with the transaction bears to the total value of the transaction. The relative fault of the Company and Needham & Company shall be determined by reference to, among other things, whether the statements, actions or omissions to act were by the Company or Needham & Company and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action or omission to act. Notwithstanding the foregoing, in no event shall the aggregate contribution of all Indemnified Persons for all Losses in connection with any transaction exceed the amount of fees actually received by Needham & Company pursuant to the Agreement.

If multiple claims are brought against an Indemnified Person in an arbitration, with respect to at least one of which indemnification is permitted under applicable law and provided for under the Agreement, the Company agrees that any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is permitted and provided for, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

The obligations of the Company referred to above shall be in addition to any liability which the Company may otherwise have and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of any Indemnified Person and the Company.

Neither termination of the Agreement nor completion of the Engagement shall affect these indemnification provisions which shall then continue in full force and effect.